Exhibit 99.1

Avantogen Oncology, Inc.

Avantogen Oncology, Inc. Completes Major Transaction With SciClone Pharmaceuticals, Inc.

Los Angeles, April 26, 2007 – Avantogen Oncology, Inc. (OTCBB: AVTOE.OB) today announced that it has signed an agreement with SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) with respect to its lead drug candidate, RP101, for the treatment of pancreatic cancer.

Under the terms of the agreement, Avantogen Oncology and its wholly owned subsidiary, Resistys, Inc., assigned all of their rights to RP101 to SciClone in exchange for approximately $1.7 million in upfront fees, success-based regulatory and commercial payments of up to $23.3 million and royalties on future sales. The milestone and royalty payments will be shared with RESprotect GmbH, the owner of the intellectual property rights to RP101. SciClone will develop and commercialize RP101, initially in combination with gemcitabine for the treatment of pancreatic cancer in the U.S. and Canada.

"We are delighted to sign this agreement with SciClone Pharmaceuticals. This will ensure the continued development of RP101, a program which we believe holds significant promise to produce a meaningful therapeutic for patients with advanced pancreatic cancer," said Chris Nowers, Chief Executive Officer of Avantogen Oncology, Inc.

Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone Pharmaceuticals, Inc., added "We are excited to complete this agreement with Avantogen Oncology, Inc. We believe that RP101 has the potential to offer a new therapeutic regimen to pancreatic cancer patients, and we are committed to moving this program forward expeditiously."

"We are pleased with the level of cooperation that we have received from RESprotect and SciClone Pharmaceuticals in achieving what we believe is an agreement that provides meaningful incremental value for our shareholders," stated Dr. William Ardrey, Chairman of Avantogen Oncology, Inc.

About RP101

Standard chemotherapy typically offers patients with advanced pancreatic cancer a median survival of approximately 6 months. In contrast, two open label, multi-center, Phase 1 trials indicated that RP101 in combination with standard chemotherapy was associated with a median survival of approximately 14 months and 9 months, when compared to well matched historical control patients receiving standard chemotherapy alone.

Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may cause the company's actual results to differ materially from stated expectations. Such potential risks and uncertainties include, among others, the results of clinical trials, access to capital, the effectiveness and pace of current and future product development efforts, regulatory approvals, product demand and market acceptance, the impact of competitive products and other factors which may be identified from time to time in the company's SEC filings and other public announcements.

About Avantogen Oncology, Inc.
Avantogen Oncology is an international biotechnology company focused on developing potential product candidates in oncology.

Avantogen Oncology, Inc. is traded on the OTC Bulletin Board under the symbol AVTOE.OB.

For further information, visit **www.avantogenoncology.com** or contact;

Chris Nowers,
Chief Executive Officer,
Avantogen Oncology, Inc.
2121 Avenue of the Stars,
Suite 2550,
Los Angeles,
CA 90067, USA

Tel: +1 310 277 2077

Email: **cnowers@avantogenoncology.com**

Dr. William Ardrey
Chairman,
Avantogen Oncology, Inc.
2121 Avenue of the Stars,
Suite 2550,
Los Angeles,
CA 90067, USA

Email: **QMGARDREY@aol.com**